Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Bruush Oral Care Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (3)		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value (1)	Other (2)	56,020,392	(1)	-	$6,162,243.12	(2)	0.00014760	$909.55
Fees Previously Paid										$0
Total Fees Due for Filing										$909.55
Total Fees Previously Paid										$0
Total Fee Offsets										$0
Net Fee Due										$909.55

(1) Relates to common stock, no par value (“Bruush Common Stock”), of Bruush Oral Care Inc., a Canadian corporation (“Bruush”), issuable to holders of common stock, $0.0001 par value per share of Arrive Technology Inc., a Delaware corporation (“Arrive”), in the proposed merger of Bruush Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Bruush (“Merger Sub”), with and into Arrive (the “Merger”), pursuant to the Agreement and Plan of Merger, dated December 14, 2023 (“Merger Agreement”). The amount of Bruush Common Stock to be registered is based on the estimated number of shares of Bruush Common Stock that are expected to be issued (or reserved for issuance) pursuant to the Merger, without taking into account the effect of a reverse share split of Bruush’s Common Stock, and is based on the product of: (a) 120,525,218 shares of common stock, par value $0.0001 per share, of Arrive (“Arrive Common Stock”) issued and outstanding as of September 30, 2023 (including the shares of the common stock issuable upon exercise of outstanding options and warrants) and (b) 0.46, the assumed exchange ratio under the Merger Agreement described in the prospectus contained herein. The exchange ratio and shares issuable are subject to adjustment based upon the amount of shares outstanding as at the closing of the Merger. Includes shares to be issued to Chardan pursuant to the Advisory Agreement.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon $0.11, the average of the high and low prices per share of Bruush Common Stock as of January 25, 2024, as quoted on the Nasdaq Stock Market (within five business days prior to the date of the filing of this Registration Statement on Form F-4).

(3) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.